UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 25, 2004

VERITAS Software Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-26247	77-0507675

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

350 Ellis Street, Mountain View, California	94043

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (650) 527-8000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Amendment of a Material Definitive Agreement

On October 25, 2004, VERITAS Software Corporation (the “Company”) and U.S. Bank National Association, as Trustee, executed the First Supplemental Indenture (the “Supplemental Indenture”), effective as of October 25, 2004, which amended in certain respects the Indenture, dated as of August 1, 2004, governing the Company’s 0.25% Convertible Subordinated Notes due August 1, 2013 (the “Notes”). A copy of the Supplemental Indenture is filed as Exhibit 4.01 to this Current Report and is incorporated herein by reference.

The principal effects of the Supplemental Indenture will be as follows:

•	The Company will now be required to satisfy its conversion obligation with respect to the Notes in cash, rather than in shares of common stock, except to the extent that its conversion obligation in respect of converted Notes exceeds the principal amount of Notes converted, in which case the Company will have the option to satisfy such excess (and only such excess) in cash and/or shares of common stock. Prior to the execution of the Supplemental Indenture, the Company had the option to deliver to holders of Notes upon conversion, at the Company’s option, cash, shares of common stock or any combination of cash and common stock; and

•	The Company will be required to deliver only cash in the event that a holder exercises its option to require the Company to repurchase the holder’s Notes upon the occurrence of a “fundamental change”, as defined in the Indenture. Prior to the execution of the Supplemental Indenture, the Company had retained the option to deliver to a holder cash, shares of common stock or a combination of cash and common stock upon the exercise by the holder of its fundamental change repurchase right.

Section 9 — Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

Exhibit
Number	Exhibit Title or Description

4.01	First Supplemental Indenture, dated as of October 25, 2004, by and between VERITAS Software Corporation and U.S. Bank National Association.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERITAS Software Corporation
Date: October 26, 2004	/s/ Edwin J. Gillis
Edwin J. Gillis
Executive Vice President and Chief Financial Officer

Exhibit Index

Exhibit
Number	Exhibit Title or Description

4.01	First Supplemental Indenture, dated as of October 25, 2004, by and between VERITAS Software Corporation and U.S. Bank National Association.